Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

February 16, 2007

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated March 6, 2006 on our audit of the consolidated financial statements of Telanetix, Inc. which covered the consolidated balance sheets as of December 31, 2005 and 2004, and the results of the Company’s operations and cash flows for the years then ended appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference of our firm under the caption “Experts” in this Prospectus.

/s/Burnham & Schumm, P.C.
Burnham & Schumm, P.C.
Certified Public Accountants
Salt Lake City, Utah